Exhibit 10.1

SEPARATION AGREEMENT AND
GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is made by and between DAVID L. RICHTER (“Executive”) and HILL INTERNATIONAL, INC., a Delaware corporation with a principal place of business in Philadelphia, Pennsylvania (“Hill”) (collectively, the “Parties”).

WHEREAS, Executive has been employed by Hill as the Chief Executive Officer;

WHEREAS, Executive signed an Employment Agreement, dated January 31, 2014 (the “Employment Agreement”);

WHEREAS, Hill’s Board of Directors has requested Executive’s resignation, and Executive has agreed to resign as an employee and officer with Hill and all subsidiaries, affiliates and related entities (collectively, “the Company”) effective on May 3, 2017 (the “Separation Date”) on the terms and conditions set forth in this Agreement;

WHEREAS, Executive will resign as a director of the Company effective May 3, 2017; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands outstanding between them, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company and Executive’s resignation as a member of the Boards of the Company.

NOW, THEREFORE, in consideration of the mutual promises made, and consideration described, in this Agreement, the Parties hereby agree as follows:

1.                                      Employment and Director Status.  Executive will resign his employment with the Company effective on the Separation Date, and will resign as an officer and member of the Boards of the Company on the same date.  Executive waives any claim or right to employment with the Company.  Except as provided in this Agreement, Executive acknowledges that he has received all wages, bonuses, vacation pay, and other benefits and compensation due to him by virtue of his employment with the Company as of the Separation Date and that he will no longer be entitled to any further compensation, monies, or other benefits from the Company including coverage under any benefits plans or programs sponsored by the Company after the Separation Date.

2.                                      General Release of Claims by Executive.  In consideration of the benefits set forth in Paragraphs 4 and 5, and for other good and valuable consideration, Executive releases the Company, and all related entities, and its and their past and present officers, directors, employees, shareholders, agents, predecessors, successors, and assigns (“Releasees”), from all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (“Claims”) that Executive ever had, now has, or hereafter may have, whether known or unknown, suspected or unsuspected, asserted or unasserted from the beginning of time  through the Effective Date of this Agreement.  This release includes, but is not limited to, all Claims for wrongful termination, breach of the Employment Agreement, breach of the 2016 Hill Executive Retention Plan, breach of express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, and further includes but is not limited to the following:

•                                          Claims arising under the Americans with Disabilities Act;

•                                          Discrimination, interference or retaliation claims arising under the Family Medical Leave Act, as amended, or the New Jersey Family Leave Act;

•                                          Claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, and the federal Equal Pay Act;

•                                          Claims arising under the Genetic Information and Non-Discrimination Act;

•                                          Claims arising under the New Jersey Law Against Discrimination, the Pennsylvania Human Relations Act, Philadelphia City Ordinances, the New York State Human Rights Law, the New York State Civil Rights Law, and the New York Labor Law;

•                                          Claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or state anti-discrimination statutes, including the New Jersey Law Against Discrimination, the Pennsylvania Human Relations Act, the New York State Human Rights Law, the New York State Civil Rights Law, and the New York Labor Law;

•                                          Claims arising under the Employee Retirement Income Security Act;

•                                          Claims arising under the New Jersey Conscientious Employee Protection Act or other whistleblower claims arising under state or federal law;

•                                          Claims arising under the Constitutions of the United States, New Jersey, Pennsylvania, New York, or any other state;

•                                          Claims arising under the National Labor Relations Act, Uniformed Services Employment and Reemployment Rights Act, and the Occupational Safety and Health Act;

•                                          Claims arising under the Worker Adjustment Retraining and Notification Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, or the New York State Worker Adjustment and Retraining Notification Act;

•                                          Claims arising under Section 806 of the Sarbanes-Oxley Act;

•                                          Claims arising under any other federal, state, or local law or ordinances, or any common law claim under tort, contract, or any other theories now or hereafter recognized; and

•                                          Claims for any type of damages cognizable under any of the laws referenced in this Paragraph, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs.

Executive also agrees that this release should be interpreted as broadly as possible to achieve his intention to waive all of his claims against the Releasees.

3.                                      Claims Not Released.  Notwithstanding any other provision of this Agreement, the following are not barred by this Agreement:  (a) claims relating to the validity of this Agreement; (b) claims by either party to enforce this Agreement; (c) claims under any state workers’ compensation or unemployment compensation law; and (d) claims that legally may not be waived.  Further, it is understood and agreed that this Agreement does not bar Executive’s right to file an administrative charge with the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the United States Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), or any other federal, state, or local agency; prevent him from reporting to any government agency any concerns he may have regarding the Company’s practices; or preclude him participation in an investigation by the SEC, EEOC, DOL, NLRB, OSHA, or any other federal, state, or local agency, although this Agreement does bar his right to recover any personal relief (including monetary relief) if he or any person, organization, or entity asserts a charge or complaint on his behalf, including in a subsequent lawsuit or arbitration, except that Executive is not prohibited from receiving an award from the SEC under the federal securities laws.

4.                                      General Release of Claims by the Company.  Except for the rights, duties, and obligations set forth in this Agreement, the Company hereby knowingly and voluntarily waives, releases, and forever discharges Executive from any and all causes of action, suits, and liabilities, now or heretofore existing at law or in equity, whether known or unknown, arising out of or relating to Executive’s employment with the Company, Executive’s service as an officer and/or director of the Company, and/or Executive’s separation from those positions, unless the Company discovers fraud or criminal conduct by Executive that is unknown to the Company as of the date Executive signs this Agreement due to concealment by Executive.  In the latter event, the Company does not waive, release, or discharge Executive from any causes of action, suits, or liabilities based on fraud or criminal conduct engaged in by Executive in connection with Executive’s employment with the Company, but rather expressly reserves all rights under the law with respect to same.  This waiver and release is not intended to release Executive from any post-employment obligation, including any agreement restricting competition or employment of Executive by competitors of the Company, or other covenant or obligation not specifically set forth in this Agreement.

5.                                      Separation Benefits   In consideration of Executive’s entering into this Agreement, Hill will furnish the following:

(a)                                 Hill will pay to Executive severance in the gross amount of $ 3,300,000, less applicable withholdings and deductions.  The severance will be paid in installments as follows:  the Company will make a payment of $1,100,000, less applicable withholdings and deductions, on the Effective Date; the remaining $2,200,000, less applicable withholdings and deductions, will be paid in equal installments over a period of two years following the Effective Date, in accordance with Hill’s regularly scheduled, semi-monthly payroll dates, with the first payment to be made beginning with the next administratively feasible payroll date after the Effective Date of this Agreement.  All payments will be deemed to issue from Hill’s New Jersey facility.

(b)                                 Provided that Executive timely elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Hill will pay for Executive’s COBRA premiums, for coverage substantially equivalent to Executive’s current coverage for himself and his family, for a period of 18 months following the Separation Date, or the date on which Executive becomes eligible for coverage under a group health plan offered by a subsequent employer, whichever comes first.  In addition, Hill will pay Executive the sum of $20,000, less applicable withholdings and deductions, on the Effective Date, which may be used to defray the future cost of health care coverage.

(c)                                  Executive may continue to use the leased 2016 sports car currently provided to him by Hill until September 1, 2017, at which time he will return the vehicle to Hill and with the Company remaining responsible for the cost of auto insurance, maintenance, and gasoline until that date.  Hill agrees to terminate the current lease for the 2015 SUV provided to Executive by Hill, purchase the vehicle, and transfer the title to the Executive.  Executive shall take any and all actions reasonably necessary to have the title and registration of the 2015 SUV transferred.  Subsequent to Hill’s transfer of title to the 2015 SUV to Executive, shall provide Executive with a Form W-2 for the fair market value of the 2015 SUV.

(d)                                 Hill agrees to accelerate vesting of all options granted to Executive under the Hill International, Inc. 2006 Employee Stock Option Plan, as amended (the “Option Plan”) (which the parties agree are options for 1,000,000 shares) to vest fully such options as of the Effective Date.  Executive’s vested stock options, including the options vested as of the Effective Date (which the parties agree are options for 2,100,000 shares in the aggregate), shall be exercised on or before May 3, 2018, in accordance with the terms and conditions of the Option Plan and the award agreements issued to Executive.  Other than the extension of the exercise period (and the expiration date) to May 3, 2018, Executive’s right to exercise vested options will otherwise expire according to the terms of the Option Plan and award agreements issued to Executive.

(e)                                  On or before the Effective Date, Hill will make a separate payment of $255,519.76, less applicable withholdings and deductions, to Executive, representing 344 hours of accrued vacation.

(f)                                   Hill will reimburse Executive for attorneys’ fees and costs he incurs in connection with the review of this Agreement, in an amount not to exceed $20,000, provided that Executive timely submits an attorney bill for such legal services.

(g)                                  Except as otherwise provided in this Agreement or by applicable law, Executive’s participation in all Company benefit plans will cease as of the Separation Date.

(h)                                 In addition, the Company will make no further payments or dues for any country club or social or professional organizations following the Separation Date.

(i)                                     Executive acknowledges that this Paragraph provides him with certain benefits to which he was not otherwise entitled.

6.                                      Section 409A.  The Company represents that the payments (including the timing thereof) to Executive under this Agreement meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder, and that Section 409A will have no effect on the Executive’s taxes.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  If Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service, then any payment otherwise required to be made, unless subject to an exemption from Section 409A, shall not be made until the first business day following (i) the expiration of six (6) months from the date of the separation from service, or (ii) if earlier, the date of Executive’s death.  The determination of whether Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service will not be made in an arbitrary or capricious manner.

7.                                      Return of Corporate Property.  Except as otherwise provided in this Agreement, Executive affirms that he has returned to the Company any and all corporate property and copies thereof in his possession or under his custody or control, including without limitation corporate credit cards, keys and access cards, calling cards, cellular or mobile telephones, parking permit, laptop, and other computer equipment and software.  Executive’s access to the Company’s property and facilities will cease upon the Separation Date.  Notwithstanding the foregoing, the Parties agree that Executive may keep his home computer and cell phone, provided that he first allows Hill personnel to wipe any and all Company information from both devices.  Executive represents that:  his use of both devices for Company business purposes has been limited to Microsoft Outlook and Company-related emails; he has retained no electronically stored information related to Company business on these devices; and

he has not deleted any electronically stored information related to Company business from these devices, except as consistent with the Company’s document retention policies and protocols.

8.                                      IRS Issues and Indemnification.

(a)                                 Executive agrees to indemnify and hold Hill harmless from all penalties and interest that may be imposed upon Hill by any local taxing authority that may arise from the payments made to Executive in paragraph 5(a) of this Agreement.  Executive has not relied on any representations made by the Company regarding the tax consequences of any payments made to Executive under this Agreement, except for paragraph 6 of this Agreement.

(b)                                 The Company agrees to indemnify, hold Executive harmless, and make him whole from any and all liability, including, without limitation, all penalties, interest, and other costs, that may be imposed by the Internal Revenue Service or other governmental agencies regarding any tax obligations that may arise from the representations made to Executive in paragraph 6 of this Agreement, and Executive covenants that he will take no actions that would trigger a violation of Section 409A.

9.                                      Consideration Period.  Executive acknowledges that he has been provided with at least twenty-one (21) calendar days following his receipt of this Agreement to consider the offer of this Agreement prior to entering into it.  Executive agrees to notify the Company of his acceptance of this Agreement by delivering a signed copy to the Company, addressed to the attention of General Counsel, Hill International, Inc., One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA  19103.  Executive understands that he may take the entire twenty-one (21) calendar day period to consider this Agreement and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration.  Executive may return this Agreement in less than the full twenty-one (21) calendar day period.  By signing and returning this Agreement, Executive acknowledges that the consideration period afforded Executive was a reasonable period of time to consider fully each and every term of this Agreement, including the general release set forth in Paragraph 2.

10.                               Revocation Period.  Executive acknowledges that he shall have seven (7) calendar days after signing this Agreement to revoke this Agreement if he chooses to do so (i.e., he must revoke by May 9, 2017).  If Executive elects to revoke this Agreement, he shall give written notice of such revocation to the Company by delivering it to General Counsel, Hill International, Inc., One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA  19103, in such a manner that it is actually received by General Counsel within the seven-day period.  This Agreement shall not become effective or enforceable until after the revocation period has expired (“Effective Date”).

11.                               Non-Admission of Liability.  The Parties agree and acknowledge that this Agreement is not to be construed as an admission by any of the Releasees of any violation of any federal, state, or local statute, ordinance, regulation, constitutional right, public policy, common law duty, or contractual obligation.  The Company specifically denies that it or any Releasees engaged in any wrongdoing concerning Executive.

12.                               Cooperation with the Company.

(a)                                 Executive agrees to fully cooperate with the Company and to provide information and/or testimony regarding any current or future litigation from actions or events occurring during his employment with the Company.  Except as prohibited by law, the Company shall reimburse Executive for reasonable out-of-pocket expenses for providing such assistance and shall pay a reasonable reimbursement for his time spent pursuant to this paragraph 12(a) in excess of 50 hours per year.

(b)                                 Executive will cooperate with respect to any transition of his duties, as reasonably requested by the Company.

13.                               Non-Disclosure of Confidential Information.

Executive acknowledges and agrees that, during his employment with the Company,   there are certain trade secrets and Confidential Information (defined below) which have been developed by or on behalf of the Company and/or which have been and will be used by the Company in its business.  “Confidential Information” shall mean all of the Company’s trade secrets, know-how, financial information, intellectual property and other proprietary rights, including, without limitation, marketing information, formulae, technical knowledge, data, budgets, strategic marketing plans and research, business and development plans, products, customer lists, computer programs, software, telephone numbers, prices, costs, personnel, overhead, profit margins, suppliers, developments, and techniques concerning the Company and all of the Company’s books, files, records, documents, plans, drawings, designs, renderings, estimates, specifications, operating manuals, manuals, user documentation, product literature, catalogues, marketing materials, and similar items relating to the Company.  Notwithstanding the foregoing, Confidential Information shall not include any information (i) which is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (ii) which is lawfully obtained by Executive from a third party that is not bound by a contractual, legal or other confidentiality obligation to Company; (iii) which has been independently acquired or developed by Executive  without violating any of the obligations under this Agreement; or (iv) whose disclosure is required by law or in connection with the enforcement of Executive’s rights under this Agreement.  Executive shall not, without the prior written consent of Hill, directly or indirectly, at any time after the date of this Agreement, use or disclose to any third party any Confidential Information; Further, Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of Executive’s employment with the Company, so long as he applies such information without disclosure or use of any Confidential Information.

Should Executive be requested by a third party to disclose Confidential Information in connection with any judicial, administrative or other proceeding, Executive agrees to immediately notify Company and its legal counsel of the request and further agrees that Company has standing to object to the disclosure on his behalf, as well as its own.  Assuming Company objects to the request, Executive agrees to await the final outcome of the objection before making any disclosures.

14.                               Non-Competition; Non-Solicitation.  Executive agrees that, for a period of two years after the Separation Date, Executive will not:

(a)                                 directly or indirectly contact or solicit any (i) any Customers of the Company that were customers during Executive’s employment with the Company or (ii) any Potential Customers of the Company with whom Executive had direct contact during Executive’s employment with the Company, for the purpose of soliciting such Customer or Potential Customer to receive, purchase, lease, or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered, or under development by the Company.  For purposes of this Agreement, a Customer is any person, company, or entity that entered into a business agreement or contract with the Company within the two year period preceding the Separation Date.  For purposes of this Agreement, a Potential Customer is defined as any person, company, or entity with which Executive had substantial contact and which requested information from the Company or met with an employee of the Company regarding or to discuss potentially doing business with, or received a new business proposal from, the Company within the two year period preceding the Separation Date.

(b)                                 directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of the Company’s employees or independent contractors, or solicit, induce, or assist or attempt to induce or assist the Company’s employees or independent contractors to terminate or alter their relationships with the Company, and/or to become self-employed, employed, or consulting with others in any organization; or

(c)                                  directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director, or otherwise, alone or in association with any other person, corporation, or other entity, for any organization operating within the United States or any other country where the Company markets its services or otherwise does business if that organization is (i) engaged in direct or indirect competition with the Company, (ii) conducting a business of the type and character engaged in by the Company at the time of Executive’s termination, (iii) developing products or services in competition with those of the Company, or (iv) at any time during Executive’s employment with the Company, was a customer of the Company.  Executive also shall not engage in activities proscribed by this Subparagraph on Executive’s own behalf.  For purposes of this Subparagraph, the Company is engaged in the business of providing program management, project management, construction management, and other consulting services in various markets.

(d)                                 The Parties agree that nothing in this Agreement shall preclude Executive from serving as a director of a company that is not engaged in direct or indirect competition with the Company as defined in this paragraph.

15.                               Reasonable Covenants.  Executive acknowledges that the Company is engaged in business globally and that the marketplace for the Company’s products and services is global.  Executive further covenants and agrees that the geographic scope, length of term, and types of activities restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business and Executive’s position with the Company.  Executive further acknowledges that these restrictions are reasonable and necessary and will not prevent Executive from being gainfully employed.  Executive also consents to the Company providing any person or entity with information about Executive’s post-employment restrictions under this Agreement.

16.                               Remedies.

(a)                                 Executive acknowledges that monetary damages would not be an adequate remedy to the Company in the event of Executive’s breach of his obligations under Paragraphs 13 and 14, and that such a breach will cause irreparable damage to the Company.  Executive agrees that, in the event that he breaches any obligation under this Agreement, the Company shall be entitled to both permanent and temporary injunctive relief from any court of competent jurisdiction, in addition to any other remedies prescribed by law.  Executive further acknowledges and agrees that, if the Company seeks such injunctive relief, it shall be obligated to prove only that Executive violated one or more terms or conditions of this Agreement and that, by making the acknowledgements contained in this Paragraph, Executive hereby waives the obligation of the Company to prove any other prerequisite to its entitlement to such injunctive relief.

(b)                                 If there is litigation between the Parties for an alleged breach of this Agreement, and if Executive prevails as determined by the court, Executive shall be entitled to receive reimbursement from the Company of his reasonable attorneys’ fees and costs as determined by the court.

17.                               Public Statements.  Executive will have the right to approve any and all press releases issued by the Company, as well as SEC and other regulatory filings by the Company, addressing only his departure from the Company and the Board.  Executive will not unreasonably withhold, condition, or delay such approval.  It is understood that Executive has no right of approval regarding the contents of any other Company press releases or legal filings addressing any other topics.

18.                               Waiver.  If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Agreement, any such waiver shall not operate as a waiver of any other subsequent breach of this Agreement.

19.                               Employment Agreement.  This Agreement supersedes the Employment Agreement and the Employment Agreement is null and void as of the Effective Date.

20.                               Indemnification.  Nothing in this Agreement shall be construed to waive or disclaim any indemnification rights to which Executive may be entitled under the Company’s By-Laws, nor is this Agreement intended to release, waive, or disclaim any rights that either the Company or Executive may have under an applicable insurance policy.

21.                               Assignment.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Company.  Any such assignment shall not relieve Hill of any obligation to pay the Executive the Separation Benefits set out in Paragraph 5 of this Agreement.  Executive may not assign this Agreement or any part of it, because this Agreement is personal to Executive.  Any purported assignment by Executive shall be null and void from the initial date of purported assignment.

22.                               Acknowledgements.  Executive acknowledges that:

(a)                                 he has read and understood the terms and the meaning of this Agreement;

(b)                                 he is not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses, or commissions, or for accrued but unused paid time off;

(c)                                  he is not aware of any factual basis for a claim that the Company has defrauded the United States government; and

(d)                                 he has incurred no work related injuries.

23.                               Advice to Consult Legal Representation.  The Company advises Executive to consult with legal counsel of Executive’s choosing (excluding the Company’s counsel) regarding the meaning and binding effect of this Agreement and every term of it prior to executing it.

24.                               Governing Law and Jurisdiction.  This Agreement shall be enforced in accordance with the laws of the State of New Jersey without regard to any principles of choice of law that may otherwise apply, except to the extent superseded by federal law (e.g. ERISA).  Executive hereby consents and agrees to the jurisdiction before a court of law in the State of New Jersey.  Any action to enforce the terms of this Agreement shall be filed in a federal or state court in New Jersey only.

25.                               Notices.  Unless otherwise provided herein, all notices required or permitted by this Agreement shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Attn: Chairman of the Board

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

And

Attn:  General Counsel

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

With a copy to:

David A. Katz, Esquire

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Denise M. Keyser, Esquire

Ballard Spahr LLP

210 Lake Drive East, Suite 200

Cherry Hill, NJ 08002

If to Executive:

David L. Richter

274 Carter Road

Princeton, NJ  08540

With a copy to:

David Braverman, Esquire

Braverman Kaskey, P.C.

One Liberty Place

1650 Market Street

56th Floor

Philadelphia, PA  19103

26.                               Severability.  If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity, with a view to enforcing the parties’ intention as set forth in this Agreement to the extent permissible.  All remaining provisions shall not be affected thereby and shall remain in full force and effect, except that, should the provisions of paragraph 2 be held to be void, voidable or otherwise unenforceable, the provisions of paragraph 4 shall likewise be void, voidable, or otherwise unenforceable.

27.                               Successors; Entire Agreement.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, personal or legal representatives, successors, and/or assigns.  This Agreement contains all of the promises and understandings of the parties and supersedes any and all agreements, understandings, and discussions, whether written or oral, between Executive and the Company; there are no other agreements or understandings except as set forth in this Agreement.

28.                               Modification; Counterparts.  Any modification of this Agreement must be made in writing and must be signed by the parties.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Signature pages sent by facsimile or email transmission shall constitute enforceable execution of this Agreement.

29.                               Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

30.                               Interpretation of Agreement.  Having had the opportunity to obtain the advice of legal counsel to review, comment upon, and redraft this Agreement, and having done so, Executive agrees that this Agreement shall be construed as if the Parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against one party in favor of the other.

31.                               Effective Date.  Executive understands that this Agreement shall not become effective or enforceable until the expiration of the revocation period set forth above, provided that Executive does not elect to revoke it.

32.                               Certification of Understanding and Competence.  Executive acknowledges (a) that he is competent to understand the content and effect of this Agreement; (b) that he understands that by entering into this Agreement, he is releasing forever the Releasees from any claim or liability (including claims for attorneys’ fees and costs) arising from his former employment relationship with Company; (c) that he is entering into this Agreement of his own free will in exchange for the consideration to be given to him, which he agrees is adequate and satisfactory; and (d) that neither Company nor the Releasees have made any representations to him concerning the terms or effects of this Agreement, other than those contained in this Agreement.

Intending to be legally bound,

HILL INTERNATIONAL, INC.

/s/ David L. Richter		/s/ William H. Dengler, Jr.
David L. Richter		By: William H. Dengler, Jr.
Executive Vice President and General Counsel

Date:	May 2, 2017	Date:	May 2, 2017